Exhibit 10.3

NON-QUALIFIED STOCK OPTION AGREEMENT

INDUCEMENT STOCK OPTION GRANT (PERFORMANCE-BASED)

Name of Optionee:	G. Kelly Martin

No. of Option Shares:	575,000

Option Exercise Price per Share:	$16.46

Grant Date:	April 28, 2020

Vesting Commencement Date:	April 28, 2020

Expiration Date:	April 27, 2030

Radius Health, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value 0.0001 per share (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein. This Stock Option is not issued under the Radius Health, Inc. 2018 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”) and does not reduce the share reserve under the Plan. However, for purposes of interpreting the applicable provisions of this Stock Options, the terms and conditions of the Plan (other than those applicable to the share reserve) shall govern and apply to this Stock Option as if this Stock Option had actually been issued under the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

This Stock Option is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding stockholder approval of equity compensation plans. This Agreement and the terms and conditions of this Stock Option shall be interpreted in accordance with and consistent with such exemption.

1. Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall vest and become exercisable over a five (5) year performance vesting period (the “Performance Vesting Period”), with a portion of this Stock Option vesting during such five year period based upon the Company’s achievement of minimum Total Shareholder Return (“TSR”) (as defined below) as follows:

(a) If TSR is 50% above the Option Exercise Price during the Performance Vesting Period for twenty (20) consecutive trading days, then 25% of the Stock Option shall vest;

(b) If TSR is 100% above the Option Exercise Price during the Performance Vesting Period for twenty (20) consecutive trading days, then an additional 25% of the Stock Option shall vest (such that a total of 50% of the Stock Option shall be vested);

(c) If TSR is 150% above the Option Exercise Price during the Performance Vesting Period for twenty (20) consecutive trading days, then an additional 25% of the Stock Option shall vest (such that a total of 75% of the Stock Option shall be vested); and

(d) If TSR is 200% above the Option Exercise Price during the Performance Vesting Period for twenty (20) consecutive trading days, then an additional 25% of the Stock Option shall vest (such that a total of 100% of the Stock Option shall be vested), provided, in each case, that each Option Share which would be fractionally vested shall be cumulated and shall vest on the first vesting date upon which the whole Option Share has cumulated, and provided further that the Optionee has a continuing Service Relationship with the Company or a Subsidiary or any successor entity on such dates.

For purposes of the Stock Option, “TSR” means the Company’s total shareholder return, calculated based on the stock price appreciation during a specified measurement period plus the value of dividends or cash or property paid on such stock during the measurement period which shall be deemed to have been reinvested in the underlying Company’s stock and subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the shares of common stock of the Company.

Notwithstanding the foregoing, no portion of this Stock Option shall vest prior to the one year anniversary of the Grant Date, such that if any of the above performance criteria are achieved by the Company prior to the one year anniversary of the Grant Date, the corresponding vesting shall be deemed to occur on the one year anniversary of the Grant Date (“Minimum Vesting Requirement”). Additionally, for the avoidance of doubt, there shall be no partial vesting of the Stock Option for meeting less than any specified TSR performance-level above.

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

2. Manner of Exercise.

(a) The Optionee may, from time to time on or prior to the Expiration Date of this Stock Option, exercise this Stock Option only by completing the transaction through the Company’s administrative agent’s website or by calling its toll free number, specifying the number of Option Shares being purchased as a result of such exercise, together with payment of the full purchase price for the Option Shares being purchased. The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.

However, during any period that this Stock Option remains outstanding after the Optionee’s Service Relationship with the Company ends, the Optionee may exercise it only to the extent it was exercisable immediately prior to the end of the Optionee’s Service Relationship. In addition to the procedure for exercising this Stock Option as described in Section 5 of the Plan, the Optionee may elect, upon prior written notice to the Company, to have any employee withholding tax obligations resulting from the exercise of this Stock Option satisfied by a reduction in the number of shares of Stock issuable to the Optionee upon exercise.

(b) The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c) In no event may a fraction of a share be exercised or acquired.

(d) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3. Termination of Service Relationship. If the Optionee’s Service Relationship with the Company or a Subsidiary or any successor entity is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a) Termination Due to Death. If the Optionee’s Service Relationship terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.

(b) Termination Due to Disability. If the Optionee’s Service Relationship terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination of the Service Relationship, may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of disability shall terminate immediately and be of no further force or effect.

(c) Termination for Cause. If the Optionee’s Service Relationship terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall have the meaning set forth in the Employment Agreement (as such term is defined below).

(d) Other Termination. If the Optionee’s Service Relationship terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Except as set forth in Section 5 below, any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4. Change of Control. In the event of a Change of Control (as defined in the Plan), the Stock Option shall vest and become fully exercisable in accordance with the TSR performance-level achieved at the time of a Change of Control, without regard to either the Minimum Vesting Requirement or the 20-day measurement period described above in Section 1. Any portion of this Stock Option that does not achieve the required TSR performance-level in connection with such Change of Control shall immediately be terminated and forfeited upon the consummation of such transaction without consent or compensation, unless the Company or the successor to or acquiror of the Company’s business (whether by sale of outstanding stock, merger, sale of substantially all the assets or otherwise) elects to assume such unvested outstanding stock options or the common stock of the Company otherwise remains outstanding following the consummation of the Change of Control.

5. Vesting Upon Certain Qualifying Terminations. Notwithstanding the provisions of Sections 1 or 3 above, this Stock Option shall vest and become exercisable as follows:

(a) Termination by the Company without Cause or by the Optionee for Good Reason Outside the Change of Control Period. If the Optionee’s Service Relationship is terminated by the Company without Cause or by the Optionee for Good Reason (as each term is defined in the Optionee’s employment agreement dated April 24, 2020 by and between the Optionee and the Company, as the same may be amended from time to time (the “Employment Agreement”)) outside of the 12-month period following the occurrence of the first event constituting a Change of Control (as defined in the Plan) (the “Change of Control Period”), subject to the Optionee’s execution and non-revocation of a separation agreement and release in a form and manner reasonably satisfactory to the Company (the “Separation Agreement and Release”):

(i) Any portion of this Stock Option that would have vested in the twelve (12)-month period following the following the date the Optionee’s Service Relationship is terminated (“Date of Termination”) shall vest subject to the Company’s achievement of the applicable terms set forth in Section 1 of this Agreement during the twelve (12)-month period following the Date of Termination.

(b) Termination by the Company without Cause or by the Optionee for Good Reason within the Change of Control Period. If the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Reason (as each term is defined in the Employment Agreement) within the Change of Control Period, subject to the Optionee’s execution and non-revocation of a Separation Agreement and Release:

(i) If the Company or the successor to or acquiror of the Company’s business (whether by sale of outstanding stock, merger, sale of substantially all the assets or otherwise) elects to assume any unvested outstanding Option or the common stock of the Company otherwise remains outstanding following the consummation of the Change of Control (as provided above in Section 4), any portion of this Stock Option that would have vested in the twelve (12)-month period following the Date of Termination after such Change of Control, shall vest subject to the Company’s or its successor’s achievement of the applicable terms set forth in Section 1 during such twelve (12)-month period following such Date of Termination.

(c) Tolling of Termination of Stock Option. Notwithstanding anything to the contrary contained in this Section 5, any termination of the unvested portion of this Stock Option that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed to effect the terms of this Section 5 and such termination will subsequently occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein and the failure of the Company to achieve the applicable TSR performance-level during the twelve (12)-month period following the Date of Termination.

6. Incorporation of Plan. As set forth above, this Stock Option is not granted pursuant to the Plan. However, for purposes of interpreting the provisions of this Stock Option, the terms and conditions of the Plan (other than those applicable to the share reserve, but including the powers of the Administrator set forth in Section 2(b) of the Plan) shall govern and apply to this Stock Option as if this Stock Option had actually been issued under the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7. Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

8. Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Market Value that would satisfy the minimum withholding amount due.

9. No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s Service Relationship with the Company or a Subsidiary or any successor entity, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Optionee’s Service Relationship at any time.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13. Acceptance of Option. The Optionee must execute this Agreement by logging on to the Company’s administrative agent’s website for the Plan. IF THE OPTIONEE DOES NOT ELECTRONICALLY ACCEPT THIS STOCK OPTION THROUGH THE WEBSITE WITHIN THIRTY (30) DAYS FOLLOWING THE GRANT DATE AND THEREBY ACCEPT THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE PLAN, THEN THE OPTIONEE WILL BE DEEMED TO HAVE DECLINED THE STOCK OPTION AND THE STOCK OPTION WILL BE NULL AND VOID (AND THE OPTIONEE WILL HAVE NO RIGHTS WITH RESPECT TO THE STOCK OPTION).

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

RADIUS HEALTH, INC.

By: /s/ Owen Hughes	/s/ G. Kelly Martin
Name: Owen Hughes	Signature of Optionee
Title: Chairman of the Board of Directors